EXHIBIT 99.2 STATE OF VERMONT PUBLIC SERVICE BOARD Docket No. 7321

Tariff filing of Central Vermont Public Service Corporation requesting a 4.46% increase in its rates, effective June 29, 2007, for implementation as of February 1, 2008	) ) )	Hearing at Montpelier, Vermont January 9, 2008

Order entered: 1/31/2008

Present:                           James Volz, Board Chairman
    David C. Coen, Board Member
    John D. Burke, Board Member

Appearances:              Geoffrey Commons, Esq.
for Vermont Department of Public Service

Kenneth C. Picton, Esq.
for Central Vermont Public Service Corporation

Morris L. Silver, Esq.
for Central Vermont Public Service Corporation

I            Introduction

In this Order, the Public Service Board ("Board") approves a Memorandum of Understanding ("MOU") between Central Vermont Public Service Corporation ("CVPS," "Central Vermont," or the "Company"), and the Vermont Department of Public Service ("Department" or "DPS").  Under the MOU, CVPS is authorized to increase its rates by approximately $6.402 million, or 2.3%, effective with bills rendered on or after February 1, 2008.  This rate increase is less than the $12.414 million, or 4.46%, increase that CVPS originally requested.  Also under the MOU, the DPS and CVPS will conduct an independent Business Process Review to assure that the Company's cost controls are sufficiently challenging and that it is operating efficiently.

II            Procedural History

On May 15, 2007, CVPS filed a request for a retail rate increase of $12.414 million, or 4.46%, in annual revenues, based on a calendar 2006 test year.  Direct testimony and workpapers describing the Company's request were included in the May 15, 2007, filing.

On June 22, 2007, at the recommendation of the DPS, the Board suspended the CVPS request and opened the instant investigation.

On July 11, 2007, the Board convened a prehearing conference at which CVPS and the Department appeared.  On July 17, 2007, the Board issued its Prehearing Conference Memorandum, which set a schedule for the case.  No parties sought intervention in the docket.

On July 13, 2007, the Board ordered implementation of the Protective Agreement, which CVPS and the DPS had entered into on July 6, 2007.

A duly noticed public hearing was held August 13, 2007, utilizing the Vermont Interactive Television sites in Bennington, Brattleboro, Lyndonville, Middlebury, Randolph, Rutland, St. Albans, Springfield, White River Junction, and Williston.  Four members of the public spoke; two others attended but did not speak.  Three of the commenters raised concerns about the level of the rate increase.  In addition to the comments presented during the public hearing, ten members of the public submitted letters to the Board expressing their concern about the rate increase.  We have considered these comments in reaching our decision.

Between August and November, CVPS and the Department requested several extensions of the schedule in this proceeding to allow them to conduct settlement negotiations.  CVPS also agreed that it would extend the seven-month deadline in 30 V.S.A. § 226(a) for the Board to complete this investigation until a date at least five weeks after the Board conducted a hearing in this proceeding.

CVPS provided notice to the Board by letter dated November 21, 2007, that a settlement in principle had been reached.  The parties entered the MOU which embodied the settlement terms on November 29, 2007 and filed it the next day.[1]

On December 26, 2007, the Board issued a memorandum with questions regarding the MOU and requested that the parties be prepared to address these questions at the technical hearing.  CVPS prefiled responses to these questions on January 9, 2008.[2]

A duly noticed technical hearing was held by the Board on January 9, 2008.

On January 28, 2008, CVPS filed a letter stating that the Company intended to comply with Condition 23 of the Board's December 7, 2006, Order in Docket No. 7191.  That condition required CVPS to use its commercially reasonable best efforts to obtain insurance to protect the Company and its ratepayers from replacement power costs arising from an outage at the Vermont Yankee Nuclear Generating Station.  CVPS stated that it did not object to the Board including this condition in the Order in this Docket.[3]  CVPS indicated that the Department concurred with the Company's proposal.

III            Findings

1.   CVPS is a company as defined by 30 V.S.A. § 201, and is subject to the jurisdiction of the Board pursuant to 30 V.S.A. § 203.  Pet. at 1.

2.   A rate increase in Central Vermont's annual revenues from retail customers of approximately $6.402 million, or 2.3%, effective with bills rendered on or after February 1, 2008, will result in just and reasonable rates subject to the terms of the MOU.  Exh. Joint-1 at ¶ 5.

3.   The settlement of CVPS's Cost of Service ("COS"), rate base, and cost of capital are as set forth in MOU Attachment 1.  Under the MOU, the parties accept the COS, rate base, and cost of capital because the overall rate level established by the MOU will be just and reasonable subject to the terms and conditions thereof.  Exh. Joint-1 at ¶ 6.

4.   Under the MOU, Central Vermont's allowed rate of return on common equity ("ROE") will be 10.71%.  This ROE is lower than the Company's current ROE of 10.75% and lower than the 10.75% originally requested.  Exh. Joint-1 at ¶ 8; Cater 12/11/07 pf., generally.

5.   The $0.04/kWh premium included in the "Cow Power" rate is a fixed amount that is not applied to CVPS's revenue requirement and is not calculated from the underlying Cost of Service or rate changes based thereon.  Accordingly, the $0.04/kWh premium is not changed by the rate change proposed in the MOU, which does not resolve whether the $0.04/kWh premium is still appropriate.  Exh. Joint-1 at ¶ 10.

6.   The revenues under the MOU will yield a domestic production gross receipts charge of $0.0137030/kWh.  This rate will be used to compute revenue to be used for calculating the domestic production activities deduction while the MOU rates are in effect.[4]  See Exh. Joint-1 at ¶ 7.

Earnings Cap

7.   The MOU provides that, pending adoption of an Alternative Regulation Plan or an order in a future rate case, an earnings cap of 10.71% ROE will be in effect for CVPS.   With the rate increase effective on a bills-rendered basis February 1, 2008, this earnings cap will be prorated for the period from January 1, 2008, until the effective date of an Alternative Regulation Plan or an order in a future rate case.  If no Alternative Regulation Plan is implemented or no order in a future rate case is issued, the earnings cap will remain in place.  Exh. Joint-1 at ¶ 13(a)(i).

8.   The methods for calculating the earnings cap and prorating any portion of a year in which the earnings cap is applicable will be consistent with the provisions set forth in the Memorandum of Understanding between the Department and the Company in Docket No. 7191 ("7191 MOU").  Exh. Joint-1 at ¶ 13(a)(ii).

9.   In the event of any overearnings, the Company will continue to fulfill the requirements set forth in Paragraphs 8 and 9 of the Board's Order of December 7, 2006, in Docket No. 7191 regarding the schedule related to filing:  (1) notice of CVPS's earnings cap calculation; and (2) a request for Board approval of the application of overearnings (if any).  Exh. Joint-2 at 5.

10.   For purposes of calculating compliance with the earnings cap, in addition to the regular rate making adjustments, the MOU provides that the amount of the incentive compensation payout to CVPS employees (for 2007 performance) will be limited to the lesser of the dollar amount included in the rate filing ($606,778) or the actual payout.  Exh. Joint-1 at ¶ 13(b).

Alternative Regulation Plan

11.   For purposes of CVPS's Alternative Regulation Plan filing in Docket No. 7336, the MOU provides that the Company and the DPS agree that CVPS's authorized ROE immediately preceding the Alternative Regulation effective date will be the 10.71% adopted in this proceeding.  Upon the effective date of CVPS's filed Alternative Regulation Plan, the MOU provides that the Company's authorized ROE should be 10.21% and the COS, rate base, and cost of capital set out in MOU Attachment 2 should be adopted, resulting in a rate decrease of 0.5% ($1,379,000).  Exh. Joint-1 at ¶ 16.

12.   Under the MOU, upon the adoption of CVPS's Alternative Regulation Plan, the following changes would occur:

Increase in revenue requirement (relative to rates prior to Docket 7321)	$5,023	1.8%
Return on Equity	10.21%
Weighted-Average Cost of Capital	8.25%

Exh. Joint-1 at ¶ 16.

13.   In the MOU, the DPS and CVPS acknowledge that implementation of a reasonable Alternative Regulation Plan for CVPS is desirable.  The MOU contemplates that Alternative Regulation items not resolved by February 15, 2008, will be submitted for PSB resolution in Docket No. 7336 so that implementation of the Plan is not unduly delayed.[5]  The parties further acknowledged that the following items are the primary sources of disagreement between them: (i) the formulation of the cost caps (uni-cap and sub-cap) related to total overall costs including power and non-power costs; and (ii) the formulation of the dead bands and sharing bands.  Exh. Joint-1 at ¶ 17.

14.   Under the MOU, Attachment 2 is intended by the DPS and CVPS to be the basis for CVPS's alternative regulation plan, going forward.  In the event an alternative regulation plan for CVPS is not approved, the Alternative Regulation Cost of Service, rate base, and cost of capital provide in Attachment 2 will have no effect.  Tr. 1/9/08 at 37 (Behrns).
Business Process Review

15.   In Docket No. 7336, CVPS has proposed an Alternative Regulation Plan that includes cost controls and incentives for CVPS to operate efficiently.  Under the MOU, the DPS and CVPS have agreed that CVPS will conduct an independent Business Process Review ("Review") to assure that the Company's cost controls are sufficiently challenging and that it is operating efficiently.  Exh. Joint-1 at ¶ 12.

16.   The scope of the Review will include but not be limited to the following areas:

• analysis and evaluation of management's execution and implementation of the Company's mission, vision and values;

• analysis and evaluation of managerial and decision-making processes to enhance cost efficiency and organizational productivity;

• the use of technology with a focus on its use to enhance productivity;

• organizational structure and staffing levels;

• organizational development plans and practices including succession planning;

• wage and salary structure including size and compensation of the Senior Officer team;

• the Company's response to regulatory input including its annual surveys, and ability and willingness to adapt based on such input;

• vehicle leasing/replacement program and associated financing;

• D&O insurance design and cost including coverage and limits; and

• other operational and managerial areas as mutually agreed by the Parties.

Exh. Joint-1 at ¶ 12(a).

17.   Within 90 days following approval of the MOU, CVPS has agreed to issue a Request for Proposal ("RFP") approved by the DPS for a management consultant ("consultant") to perform the Review in accordance with the scope set forth above.  The RFP will provide for the DPS to receive copies of all proposals as well as all reports and deliverables produced by the consultant in connection with the Review.  Under the MOU, the Department and CVPS must agree on the selection of the consultant for the Review, and will jointly participate in development of the Review plan, oversight of the Review, and resolution of all issues regarding staffing, oversight, or other aspects of the conduct of the Review.  In the event the DPS and CVPS cannot agree on the RFP, consultant, or other matters related to the Review, all options will be submitted to the Board for final resolution.  The foregoing notwithstanding, CVPS agrees that the contract for the Review will be issued within either 45 days following the receipt of proposals or within 10 days after resolution of any issues by the Board, if necessary.  Exh. Joint-1 at ¶ 12(b).

18.   CVPS has agreed to inform the Board of the schedule for completing the Business Process Review once CVPS has selected the consultant to perform the Review.  Exh. Joint-2 at 5.

19.   The contract for the performance of the Review will be between CVPS and the selected consultant, and neither the DPS nor the State of Vermont will bear any liability in connection with any aspect of the Review.  Exh. Joint-1 at ¶ 12(b).

20.   The MOU provides that, in connection with the Review, the Protective Agreement entered into in this docket will apply to claims by CVPS of confidential treatment of documents and that the standard process used in discovery will apply to claims by CVPS of privilege or attorney work product.  Exh. Joint-1 at ¶ 12(b).

21.   CVPS will file the completed Business Process Review with the Board.  Exh. Joint-2 at 6.

22.   The parties to the MOU expect that CVPS will implement the recommendations made by the consultant performing the Review, provided that, if any of the recommendations are not considered reasonable by CVPS, CVPS will first consult with the DPS to resolve any issues, and, if that consultation does not lead to a mutual agreement, the MOU provides that CVPS must submit the issue to the Board for resolution.  Exh. Joint-1 at ¶ 12(c).

23.   The MOU provides that the DPS agrees to support CVPS's rate recovery of the cost of the Review including any needed accounting order to authorize the deferral of costs of the Review, subject to reservations contained in the MOU.[6]  Exh. Joint-1 at ¶ 12(d)(I).

24.   Under the MOU, CVPS and the DPS agreed that the Board should include a provision allowing the Company to book and defer its costs relating to the Review as a regulatory asset for recovery from ratepayers in a future proceeding, and providing that the support of recovery of such costs by the DPS may be voided in the event of:  (i) a failure or refusal by CVPS to follow the process set forth in paragraph 12(c) of the Memorandum of Understanding ; (ii) a failure of CVPS to fully cooperate with the consultant; or (iii) imprudent or unreasonable conduct by CVPS in connection with the Review.  Exh. Joint-1 at ¶ 12(d)(ii).

25.   CVPS now estimates that the cost of the Review will be $400,000.  This is the maximum amount that could be deferred under the accounting order CVPS requests in this docket.  If this figure is too low, based on the bids that CVPS receives or the actual costs of the Review, CVPS may request that the accounting order be amended.  Exh. Joint-2 at 2–3.

26.   As part of the Review, CVPS's vehicle leasing/replacement program and associated financing will be reviewed to determine if the Company's current practice of leasing vehicles is efficient or should be changed.  Pending completion of the Review and any resulting recommendations, the DPS reserves the right to recommend to the PSB that CVPS complete an actual cost benefit analysis for each of the actual vehicles being added (which would be supported by documented purchase and bid quotes from the vendors that were selected from competitive bidding).  Exh. Joint-1 at ¶ 12(e).

Operational Restrictions

27.   Under the MOU, CVPS agrees to the following operational restrictions:

a. Employee Levels for Rate Case Purposes:  There will be no new net additions beyond 540 (530 as of 12/31/06 plus 10 that are included in this rate case) to full-time employee equivalents included for recovery in subsequent rate case filings, pending completion of the Review;

b. Incentive Levels for Rate Case Purposes:  For subsequent rate case filings, CVPS will continue to exclude 100% of officers' incentive compensation and 50% of employees' actual incentive compensation, until the Company returns to investment grade.  Nothing in this subparagraph precludes the DPS from seeking or requesting the same or a changed exclusion of officers' incentives in any future docket; and

c. Officer Compensation for Rate Case Purposes:  For subsequent rate case filings, officers' base salary percentage increases to be included in rates will not exceed the percentage union increase for base pay reflected in this COS filing, until the Company returns to investment grade.  Nothing in this subparagraph will preclude the DPS from seeking or requesting the same or changed officers' base salary percentage increases to be included in rates in any future docket.

Exh. Joint-1 at ¶ 14.

Other Provisions

28.   The MOU provides that any plant addition costs for CVPS rate filings will be supported by a known and consistently applied set of guidelines.  These guidelines are contained in Board rate orders, and require that outside contractors and material purchases should be supported by documentation in the form of quotes, estimates and/or recent invoices for the same item.  Internal costs should be supported by costs for similar projects that have been completed.  Exh. Joint-1 at ¶ 15.

29.   The MOU provides that the following provisions of the Docket 7191 MOU will remain in effect:

a. Decommissioning costs:  If the decommissioning costs for Yankee Atomic, Connecticut Yankee, or Maine Yankee increase or decrease from levels now projected for 2008 and subsequent years (as shown in CVPS's filing in this case), CVPS shall notify the Board and Department;

b. Net salvage:  Pursuant to paragraph 13 of the March 29, 2005, Order in Docket Nos. 6946 and 6988, at 172, CVPS will continue to follow the recording and reporting requirements of FERC Order 631 for Vermont jurisdictional ratemaking purposes.  CVPS will track and report its prior and future net salvage collections in a separate subsidiary account.  CVPS will show this separate account in future cost-of-service filings;

c. Tree trimming and pole treating:  The tree trimming and pole treating expenditures and reporting requirements in paragraphs 15 and 16 of the March 29, 2005, Order in Docket Nos. 6946 and 6988, at 172, will continue to apply, with the annual tree trimming amount adjusted to $9,742,265 and the annual pole treating amount adjusted to $510,500 to reflect the increased costs shown in CVPS's filing in this docket;

d. Regulatory assets and liabilities:  CVPS will continue the policy adopted in the Order entered March 29, 2005, in Docket Nos. 6946 and 6988:  upon the expiration of a regulatory asset or liability, the corresponding rate revenue will be booked as a reverse amortization in an opposing regulatory liability or asset account;

e. Power cost witnesses:  When Central Vermont prefiles its testimony and exhibits in support of subsequent rate changes, it may include forecasts and projections from third-party power suppliers (e.g., Millstone, McNeil, etc.) in the testimony of its in-house power cost witness(es), in accordance with the provisions of the 7191 MOU; and

f. Methods, practices and procedures:  Other than specifically addressed in this MOU, nothing in this MOU seeks approval of, or represents agreement on, the methods, practices and procedures concerning the construction of the CVPS Cost of Service.

Exh. Joint-1 at ¶ 18.

30.   Under the MOU, CVPS proposes to defer the one-time cost incurred with the implementation of SFAS 158 for the change in the measurement date of pension and post-retirement medical plan assets and liabilities to the fiscal year end balance sheet date.  CVPS will amortize the deferred cost over five years beginning with the implementation of the rates to be authorized in this docket.  This amortization is reflected in the COS.  Exh. Joint-1 at ¶ 6; exh. Joint-2 at 1.

31.   As part of the COS adopted in this proceeding, CVPS will begin amortization of several new regulatory assets and liabilities identified in Attachment 1 (in the spreadsheet entitled COS Adjustment No. 34, VPSB Accounting Orders).  Exh. Joint-1; exh. Joint-2 at 3.

32.   The following changes were made to the new regulatory asset and liability amortizations included in CVPS's original tariff filing:

a. The amortization period for the SFAS 158 Transition Expense regulatory asset was increased from 3 years to 5 years;

b. The amortization period for the Asset Retirement Obligation regulatory asset was increased from 3 years to approximately 19 years;

c. A correction of an error was made to the Docket Nos. 6946 and 6988 Tree Trimming/Pole Treating Under-collection regulatory asset; and

d. The amortization for the Entergy Nuclear Vermont Yankee ("Entergy") Transformer Fire Settlement regulatory liability was added to COS adjustment No. 34.

With the exception of these items, the amortizations of the new regulatory assets and liabilities would occur as proposed in CVPS's original tariff filing.  The original filing, as revised to reflect the above changes, is incorporated into the COS included as Attachment 1.  Revised Schedule 7 sets forth the specific regulatory asset and liability amortizations.  Exh. Joint-2 at 2, 3 and Rev. Sched. 7.

33.   CVPS received $1,529,715 from Entergy in settlement of claims litigated in Docket 6812-A.  This payment was associated with the 2004 transformer fire outage and the incremental replacement power costs incurred by CVPS due to the reduced output ("derate") of the plant after modifications were made to accommodate the uprate but before the plant was permitted to operate at the increased capacity.  CVPS characterized the settlement amount as (1) $731,087 for the transformer fire settlement; and (2) $798,628 for the derate.  See Exh. Joint-2 at 3; tr. 1/9/08 at 45, 46 (Ryan).

34.   Regarding the derate replacement power costs, CVPS had established a receivable in the amount of $598,325, which was the Company's estimate of the incremental power costs incurred as a result of the derate.  This amount was never included in rates as CVPS expected to recover this amount from Entergy.  The $598,325 receivable, established between 2004 and 2006 by offsetting purchased power expense, was CVPS's initial estimate of the incremental replacement power costs incurred due to the uprate modifications.  During negotiations with Entergy, the amount was ultimately settled at $798,628.  Exh. Joint-2 at 3, 4; tr. 1/9/08 at 47, 48 (Ryan).

35.   The MOU does not contain any provisions addressing how the $798,682 recovery from Entergy associated with the derate replacement power costs would be treated or returned to ratepayers.   See exh. Joint-1, generally.

36.   CVPS partially offset the $798,628 derate settlement against this receivable and recorded the difference, $200,303, to a regulatory liability identified as "VY uprate modifications account."  CVPS planned to record this liability to the 2008 income statement after Board approval of the MOU rather than returning the full amount Entergy's payments under the Ratepayer Protection Plan to ratepayers.  Tr. 1/9/08 at 48, 49, 53 (Ryan).

37.   CVPS recorded the $731,087 component associated with the transformer fire outage as a regulatory liability.  Pursuant to the MOU, this amount is being amortized over 3 years ($243,696 per year).  See Exh. Joint-2 at 3.

38.   CVPS has recovered in rates $836,000 related to incremental power costs resulting from the transformer fire.  Tr. 1/9/08 at 45, 46 (Ryan).[7]

39.   After the Board raised questions about CVPS's plan to retain $200,303 of the Entergy's payments under the Ratepayer Protection Plan and record it to income, CVPS offered to return $105,000 from the $200,303 regulatory liability - VY uprate modifications account to ratepayers in order to fully compensate ratepayers for the transformer fire incremental replacement costs previously included in rates.  CVPS proposed to book this $105,000 as a regulatory liability for return to ratepayers in a subsequent proceeding.  As a result, the amount returned to ratepayers would be $836,087 and CVPS would retain $95,303.  Tr. 1/9/08 at 49, 61 (Ryan).

IV            Discussion

After reviewing Central Vermont's original tariff filing, the MOU, the written responses to the Board's questions and the information and agreements provided at the hearing, the Board is persuaded that approval of the bottom line rate increase called for under the MOU is in the public interest.  We find that a rate increase in Central Vermont's annual revenues from retail customers of approximately $6.402 million, or 2.3%, effective with bills rendered on or after February 1, 2008, will result in just and reasonable rates.  The amortizations of the accounts provided in Revised Schedule 7 are also approved, and CVPS will track the amortization of the amount of each of these accounts over the time period over which each account will be amortized.

The MOU is a comprehensive settlement between the two parties to this proceeding.  It provides for the establishment, through a bottom-line settlement, of just and reasonable rates for CVPS, and requires CVPS to conduct an independent Business Process Review.  The MOU sets forth a reasonable process for conducting the Business Process Review and contains other reasonable clarifications to be implemented in connection with Central Vermont's rate-making.

Central Vermont has an Alternative Regulation Plan pending approval before the Board in Docket No. 7336.  While there remain issues between CVPS and the DPS concerning that plan, the MOU outlines the agreement between CVPS and the DPS on certain issues in Docket No. 7336.  Nevertheless, in this Order, we are not approving any term of CVPS's proposed Alternative Regulation Plan.[8]

There are several issues arising from CVPS's filing and the MOU that deserve further discussion, including:  the scope of the Board's approval of rates; accounting for the Docket 6812-A settlement; and the issuance of an accounting order.  Each of these issues is discussed below.

The MOU as a Bottom-Line Settlement
Paragraph 6 of the MOU states that:
The detailed, line item settlement of CVPS's Cost of service, rate base, and cost of capital are as set forth in Attachment 1.  The Parties accept the attached Cost of Service, rate base, and cost of capital (Attachment 1) because the overall rate level established by this Memorandum will be just and reasonable subject to the terms and conditions hereof.[9]

During the hearing, some ambiguity existed as to whether the parties intended to be bound by the specific figures set out in the COS or whether the MOU should be treated as a bottom-line settlement, in which the Board was not asked to affirmatively find that each line item was reasonable but rather evaluated only the overall rate level.  In part, this uncertainty arose from the parties' understanding that several of the line items may have substantive effect upon CVPS's alternative regulation plan.

In this Order, we make clear that our approval of the rate increase in this Order is approving a bottom-line settlement; the Board's approval of the MOU or the schedules attached thereto (other than the deferral accounts shown on revised Schedule 7) does not constitute approval of any of the specific line items in Attachment 1.  We accept the MOU and the resulting rate increase because the "overall rate level" will be just and reasonable.  Moreover, our approval of the bottom-line settlement and the MOU does not in any way determine issues in Docket 7336, including the COS set out in Attachment 2, a 10.21% ROE for CVPS's Alternative Regulation Plan as implemented, or any other issue.  Docket No. 7336 has different parties, and nothing in today's Order is intended to affect, modify or prejudice the position of any parties in Docket No. 7336 with respect to the terms of CVPS's Alternative Regulation Plan, or to restrict the Board in any way in its consideration of such terms and the positions of any parties thereto.  To the extent that CVPS and the Department believe that the MOU has a broader affect upon the positions of these two parties in Docket 7336, we will resolve the issue in that proceeding.
Amortization of Docket 6812-A Proceeds

In Attachment 1 to the MOU, CVPS identifies the regulatory liabilities and assets that will be amortized during the period the rates are in effect.[10]  One of the items on CVPS's amortization schedule is $243,696 associated with money received from Entergy as a result of a settlement of litigation related to a 2004 transformer fire.  This amortization amount represents one year of a proposed three-year amortization of the $731,087 that CVPS stated that it received as a settlement of claims with Entergy.

In Docket 6812-A, CVPS and Green Mountain Power Corporation brought claims under the Ratepayer Protection Plan that Entergy had committed to as part of the power uprate at Vermont Yankee.  These claims fell into two categories.  First, the utilities sought reimbursement for incremental replacement power costs arising from a transformer fire at Vermont Yankee in the summer of 2004.  Second, the utilities asked Entergy to compensate them for additional replacement power costs that resulted from the fact that, after the physical modifications were made to enable the power uprate, Vermont Yankee operated at a reduced capacity until the power station was permitted to increase power output two years later.[11]

As a result of the settlement of Docket 6812-A, CVPS received $1,529,715 from Entergy.  CVPS classified the settlement amount as (1) $731,087 for the transformer fire settlement; and (2) $798,628 for the derate.  Through the MOU, CVPS proposes to begin amortization of the amount received in settlement of the transformer fire.  However, CVPS proposes a separate treatment for the remainder of the settlement amount (related to the incremental power costs arising from the derate).  CVPS maintains that it did not include the incremental replacement power costs arising from the derate in its power costs.  Instead, the Company booked a receivable of $598,325.  Upon receipt of the settlement, CVPS offset the derate component against the receivable and planned to book the remaining $200,303 to income in 2008.  At the hearing, CVPS acknowledged that in Dockets 6946/6988, the Board allowed CVPS to recover $836,000 in rates for the transformer fire outage costs.  Accordingly, CVPS proposed to reduce the amount it would book to income by $105,000 to fully compensate ratepayers for the transformer outage costs.

CVPS maintains that this resolution is reasonable for several reasons.  First, the Company asserts that it took the risk that it would not recover the derate-related incremental power costs when it created a receivable rather than including the costs in rates.  As a result, CVPS contends that it should obtain the benefit of the better-than-expected settlement.  Second, CVPS argues that this outcome is consistent with the Board's decisions in Dockets 6946/6988 and 7191, in which the Board directed CVPS to return the amounts received from Docket 6812-A to ratepayers.  The Company asserts that the findings and discussion make clear that the Board intended these conditions to apply only to the transformer fire amounts.

We do not agree with CVPS's proposed accounting treatment and require that CVPS return all of the $200,303 to ratepayers in the next rate proceeding.  The outcome is required by the specific language of two Board Orders.
In Dockets 6946/6988, we adopted the following condition:
10.  If CVPS receives full or partial reimbursement for additional costs from [Entergy] under the Ratepayer Protection Plan approved in Docket No. 6812-A, the Company shall book the amount received as a regulatory liability for return to ratepayers in its next proceeding.[12]

As CVPS notes, the discussion in the Board's Order focused on the transformer fire outage and did not mention the derate-related costs.  This occurred for two reasons.  First, the Board permitted CVPS to recover over $800,000 in costs associated with the fire outage in Dockets 6946/6988; it was thus necessary to assure that CVPS return any proceeds to ratepayers.  Secondly, as of the time of the Board's Order, the full scope of Docket 6812-A had not been established; the petitions had focused solely on the transformer fire.  Nonetheless, the condition is unambiguous and is tied to payments under the Ratepayer Protection Plan, without limitation.

In Docket 7191, we included a similar condition.  It stated, that
14.  The booking and deferring requirements of Paragraph 10 of the March 29, 2005, Order in Dockets 6946/6988 shall no longer be applicable, except to the extent that CVPS, on an actual (not pro-forma) basis, will include amortization of the actual settlement proceeds received through Docket 6812-A over a three-year period beginning at the later of the receipt of such proceeds or the date the rates resulting from the Amended MOU first become effective.[13]

By this time, the Board was fully aware that the scope of issues in Docket 6812-A included reimbursement for the derate-related costs; in fact, the utilities and Entergy had filed a settlement agreement delineating that fact.  Our reiteration of the broad language would encompass these amounts.  We recognize that the findings in the Order focus on the amounts arising from the transformer fire outage.  That derives largely from the fact that these were the reimbursements reflected in the Memorandum of Understanding in Dockets 6946/6988.  It was not intended as a limitation.

Moreover, we are concerned that, notwithstanding our clear directive in the orders in these two rate proceedings for CVPS, we are learning now, for the first time — and only after the Board inquired — that CVPS did not intend to refund all amounts received under the Ratepayer Protection Plan to ratepayers.  Similarly, CVPS now raises for the first time the fact that it had not included certain costs in its rate requests, in anticipation of later recovery.  If CVPS sought to account for a portion of the money it received from Entergy under the Ratepayer Protection Plan in a manner other than that specified in the clear language of our prior Orders, it should have sought clarification in those Dockets or in Docket 6812-A.  In fact, our decision to accept the settlement in Docket 6812-A was with the assumption that all proceeds would be returned to ratepayers.

We are not persuaded that CVPS's decision to bear the risk of non-recovery of the incremental derate power costs by excluding them from prior costs of service requires a different result.  Considering our Order in Docket 6812, where we specifically cited to the fact that the value of the Ratepayer Protection Plan was diminished because Entergy would need to pay these costs, CVPS was highly likely to recover all such costs in full.

Based upon our prior Orders, CVPS must return the full amount of the Docket 6812-A settlement to ratepayers.  As noted, CVPS is now amortizing a portion of this amount.  We agree that it is appropriate to offset the unamortized portions by the receivable that CVPS had previously booked.  CVPS will book the remaining $200,303 as a regulatory liability to be returned to ratepayers beginning with CVPS's next rate adjustment.[14]
Accounting Order

Central Vermont's original tariff filing requested an accounting order relating to the implementation of Statement of Financial Accounting Standards 158 Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans ("SFAS 158"). The body of the MOU did not address this request, although the Attachment 1 spreadsheet titled "COS Adjustment No. 34, VPSB Accounting Orders" refers to a regulatory asset labeled "SFAS 158 Transition Period Expense."  CVPS subsequently clarified that the intent of the settlement was to request that the Board include in this Order permission to defer the one-time cost incurred with the implementation of SFAS 158 for the change in the measurement date of pension and post-retirement medical plan assets and liabilities to the fiscal year end balance sheet date.  CVPS proposes that the deferred cost be amortized over five years beginning with the implementation of the rates to be authorized in Docket No. 7321.  The "COS Adjustment No. 34, VPSB Accounting Orders" that is attached to the MOU reflects the COS impact (line 12 -SFAS 158 Transition Period Expense) of granting this request.  CVPS explained that it needs this authorization in the Order to implement the accounting contemplated under the MOU.[15]

In this Order, we grant CVPS's request and approve the accounting treatment for the SFAS 158 Transition Period Expense.

V            Order

It Is Hereby Ordered, Adjudged and Decreed by the Public Service Board of the State of Vermont that:

1.   The Memorandum of Understanding between Central Vermont Public Service Corporation ("CVPS") and the Vermont Department of Public Service ("DPS") that was filed with the Board on November 29, 2007 ("MOU") is approved, subject to the modification to paragraph 17 of the MOU agreed to by CVPS and DPS.

2.   CVPS is entitled to rates that will produce an increase in annual retail electric revenues of approximately $6.402 million, or 2.3%, effective with bills rendered on or after February 1, 2008.

3.   The amortizations of the accounts provided in Revised Schedule 7 are approved, and CVPS shall track the amortization of the amount of each of these accounts over the time period over which each account will be amortized.

4.   CVPS shall file tariffs in conformance with the rates included in the MOU and approved under this Order within five business days of this Order.
5.   CVPS shall file copies of its Business Process Review Request for Proposal and Final Report with the Board.  The Company shall also provide the Board with the schedule for completing the Business Process Review once CVPS has selected a consultant to perform it.

6.   CVPS shall book and defer its costs relating to the Business Process Review as a regulatory asset for recovery from ratepayers in a future proceeding.  Absent further approval by the Board, such deferred amount shall not exceed $400,000.

7.   The Protective Agreement and Order entered in this docket shall apply to claims by CVPS of confidential treatment of documents and that the standard process used in discovery will apply to claims by CVPS of privilege or attorney work product in connection with the Business Process Review.

8.   Pending adoption of an Alternative Regulation Plan or an order in a future rate case, an earnings cap of 10.71% ROE shall be in effect for CVPS.   This earnings cap shall be prorated for the period from January 1, 2008, until the effective date of an Alternative Regulation Plan or an order in a future rate case.  If no Alternative Regulation Plan is implemented or no order in a future rate case is issued, the earnings cap shall remain in place.  CVPS shall continue to fulfill the requirements set forth in Paragraphs 8 and 9 of the Board's December 7, 2006, Order in Docket No. 7191 regarding the schedule related to filing (1) notice of CVPS's earnings cap calculation and (2) a request for Board approval of the application of overearnings (if any).

9.   For purposes of calculating compliance with the earnings cap, in addition to the regular rate-making adjustments, the amount of the incentive compensation payout to CVPS employees (for 2007 performance) shall be limited to the lesser of the dollar amount included in the rate filing ($606,778) or actual payout.

10.   If the decommissioning costs for Yankee Atomic, Connecticut Yankee, or Maine Yankee increase or decrease from levels now projected for 2008 and subsequent years (as shown in CVPS's filing in this case), CVPS shall notify the Board and Department.

11.   Pursuant to paragraph 13 of the March 29, 2005, Order in Docket Nos. 6946/6988, at 172, CVPS shall continue to follow the recording and reporting requirements of FERC Order 631 for Vermont jurisdictional ratemaking purposes.  CVPS shall track and report its prior and future net salvage collections in a separate subsidiary account.  CVPS shall show this separate account in future cost-of-service filings.

12.   The tree trimming and pole treating expenditures and reporting requirements in paragraphs 15 and 16 of the March 29, 2005, Order in Docket Nos. 6946/6988, at 172, shall continue to apply, with the annual tree trimming amount adjusted to $9,742,265 and the annual pole treating amount adjusted to $510,500 to reflect the increased costs shown in CVPS's filing in this docket.

13.   CVPS shall continue the policy adopted in the Order entered March 29, 2005, in Docket Nos. 6946/6988:  upon the expiration of a regulatory asset or liability, the corresponding rate revenue shall be booked as a reverse amortization in an opposing regulatory liability or asset account.

14.   When Central Vermont prefiles its testimony and exhibits in support of subsequent rate changes, it may include forecasts and projections from third-party power suppliers (e.g., Millstone, McNeil, etc.) in the testimony of its in-house power cost witness(es), in accordance with the provisions of the Docket No. 7191 MOU.

15.   CVPS shall book as a regulatory liability $202,303 associated with the payments received from Entergy Nuclear Vermont Yankee as a result of the Board's Order in Docket No. 6812-A for return to ratepayers in a subsequent proceeding.  CVPS shall file a further Revised Schedule 7 including this regulatory liability.

16.   The revenues under the MOU will yield a domestic production gross receipts charge of $0.0137030/kWh.  This rate shall be used to compute revenue to be used for calculating the domestic production activities deduction while the MOU rates are in effect.

17.   The Board's approval of the rate increase, the MOU or the schedules attached thereto does not constitute approval of any of the specific line items in Attachment 1 (other than the deferral accounts shown in revised Schedule 7) or Attachment 2, a 10.21% ROE for CVPS's Alternative Regulation Plan as implemented, or any other issue in Docket No. 7336.

18.   CVPS shall use its commercially reasonable best efforts to procure insurance against increased net purchased power costs resulting from unplanned outages or deratings of the Vermont Yankee nuclear plant, generally comparable to that obtained by Green Mountain Power Corporation.  To the extent the cost of such insurance is less than the $1.78 million amount reflected in CVPS's cost of service filed in this docket for this item, CVPS shall use the difference to establish a reserve account to be used to offset deductibles or other uninsured expenses related to an outage or derate at Vermont Yankee.  If in any year CVPS does not procure any such insurance, the Company shall include the full $1.78 million in the reserve account.  The reserve account shall be maintained until fully expended for the purposes stated herein, or disposed of in accordance with a further agreement of the Settling Parties or order of the Board.

Dated at Montpelier, Vermont, this     31st     day of    January               , 2008.

)
s/James Volz	) Public
) Service
s/David C. Coen	) Board
) of Vermont
s/John D. Burke	)

Office of the Clerk

Filed: January 31, 2008

Attest:s/Judith C. Whitney
                     Deputy Clerk of the Board

NOTICE TO READERS: This decision is subject to revision of technical errors.  Readers are requested to notify the Clerk fo the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made.  (E-mail address: psb.clerk@state.vt.us)

Appeal of this decision to the Supreme Court of Vermont must be filed with the Clerk of the Board within thirty days.  Appeal will not stay the effect of this Order, absent further Order by this Board or appropriate action by the Supreme Court of Vermont.  Motions for reconsideration or stay, if any, must be filed with the Clerk of the Board within ten days of the date of this decision and order.

1. The MOU was entered into the record as exhibit Joint-1.
2. These responses were incorporated into the record as exhibit Joint-2.
3. Our Order includes this condition.
4. As we explained in Docket 7191:
Since 2005, the federal government has allowed a company that generates electricity to reduce its federal income tax expense by an amount equal to a specific percentage of the taxable net income that could be attributable to the utility's ownership interest in generating units, as if those units were operating on a stand-alone basis.  In order to calculate the income tax deduction, CVPS must first determine its revenues from its generating units.  The proposed domestic production gross receipts charge reflects CVPS's attribution of such revenues derived from the Company's partial ownership of those generating units.
Docket 7191, Order of 12/7/07 at 19–20.
5. The MOU sets the date for submitting unresolved issues to the Board as December 31, 2007.  CVPS subsequently clarified, with the Department's agreement, that this date should be February 15, 2008.  Letter of 1/8/08 from Kenneth C. Picton to Susan M. Hudson, Clerk; tr. 1/9/08 at 8 (Keefe).
6. The MOU only binds the Department and CVPS on this issue.  Our acceptance of the MOU does not represent a determination by the Board that CVPS may recover these costs.  This issue will be resolved at such time that CVPS seeks to recover the costs in rates.
7. The actual amount is either $835,946 (Docket No. 6946/6988, Order entered 3/25/05, at Finding 39) or $835,900 (Id. at Finding 155).  The difference is immaterial, and for all purposes herein, we are rounding the figure to $836,000.
8. Tr. at 41 (Picton).
9. MOU at 2.
10. These are set out in the spreadsheet titled "COS Adjustment No. 34, VPSB Accounting Orders."
11. This power derate, and the fact that Entergy would need to reimburse the two Vermont utilities for a period of time, was anticipated at the time the Board approved the power uprate in Docket 6812.  See Docket 6812, Order of 3/15/04 at 40–41, 49.
12. Dockets 6946/6988, Order of 3/25/05 at 172.
13. Docket 7191, Order of 12/7/06 at 23.
14. CVPS has already agreed to return $105,000 of this amount to ratepayers at the next opportunity to fully compensate them for the incremental charges in rates associated with the transformer fire outage.  Thus, the net effect of our decision is to require that CVPS return a further $95,303 to ratepayers.
15. See exh. Joint-1 at ¶ 6; exh. Joint-2 at 1.